Exhibit 99

      Heritage Financial Group Reports Fourth Quarter and Year-End Results

     ALBANY, Ga.--(BUSINESS WIRE)--Feb. 17, 2006--Heritage Financial Group (NASDAQ/NM:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the fourth quarter and year ended December 31, 2005. Highlights of the Company's report included increased total assets for the fourth quarter versus the third quarter of 2005 as well as the year-earlier quarter, driven by strong loan originations and related growth in the Company's loan portfolio. This growth, coupled with an upturn in the net interest margin in the third and fourth quarters of 2005, resulted in higher net interest income for the quarter and year, and helped partially offset the impact of increased provisions for loan losses in 2005 and higher fourth quarter expenses.
     Net income declined to $561,000 for the fourth quarter of 2005 versus $840,000 for same period last year; net income declined to $2,950,000 for the year ended December 31, 2005, compared with $3,533,000 for 2004. Earnings per share declined to $0.05 for the fourth quarter of 2005 versus $0.11 for the year-earlier period; earnings per share fell to $0.31 for 2005 versus $0.45 for 2004. The declines in earnings per share for the 2005 periods reflected, in addition to lower net income, higher weighted average shares outstanding in 2005 due to additional shares issued in the Company's June 2005 initial public offering. Comparable weighted average shares outstanding increased 37% to 10,819,000 in the fourth quarter of 2005 and were up 19% to 9,373,000 for the year.
     For the fourth quarter of 2005, net interest income increased 13% to $3,526,000 from $3,111,000 for the year-earlier period. The provision for loan losses increased to $300,000 in the fourth quarter from $150,000 for the same period last year. Net interest income after provision for loan losses increased 9% to $3,226,000 for the fourth quarter of 2005 from $2,961,000 for the prior-year period. For 2005, net interest income of $13,308,000 was up 3% from $12,882,000 for the year-earlier period. The 2005 provision for loan losses increased to $1,014,000 from $200,000 for 2004. Net interest income after provision for loan losses declined 3% to $12,294,000 for 2005 versus $12,682,000 last year.
     Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "Although we incurred significantly higher expenses in the fourth quarter, resulting in lower income for the quarter and year, Heritage Financial Group achieved major milestones during 2005. In addition to the successful completion of our stock offering, which supplied capital to support our ongoing growth, we concluded a core systems conversion as well other changes that will enhance our capacity for growth and strengthen our position to capitalize on new opportunities as they arise."
     Addressing higher expenses experienced in the fourth quarter, Dorminey noted that the Company increased its provision for loan losses steadily throughout much of 2005. Earlier in the year, the Company began to implement a new loan administration system that will help management more precisely grade loans and evaluate risk in its portfolio.
     Other expenses also rose in the fourth quarter and year versus comparable 2004 periods, primarily because of costs related to the Company's pension plan, its recently implemented Employee Stock Ownership Plan and other employee benefits. Additionally, now as a publicly held and reporting company, Heritage Financial Group has incurred higher legal and accounting expenses.
     The Company's net interest margin improved to 4.33% in the fourth quarter of 2005 from 4.06% in the year-earlier period, reflecting primarily improved yields on interest-earning assets, which more than offset the rising cost of deposits during the period. For 2005, net interest margin was down to 4.15% versus 4.26% in 2004.
     In late June 2005, the Company completed its initial public stock offering, selling 3,372,375 shares of common stock at $10.00 per share and raising approximately $32,418,000 in net new capital. Trading of these shares on NASDAQ commenced on June 30, 2005.
     In October 2005, Heritage Financial Group's Board of Directors declared the Company's first cash dividend, setting the initial rate at $0.05 per common share. In January 2006, Heritage Financial Group's Board of Directors declared a second quarterly cash dividend of $0.05 per common share. The dividend will be paid on February 21, 2006, to stockholders of record as of February 3, 2006.
     The Company's total assets increased 6% to $363,797,000 at December 31, 2005, from $343,468,000 at December 31, 2004. Loans, net also increased 6% to $250,493,000 from $235,277,000 at December 31, 2004. Deposits declined 4% to
$238,640,000 at the end of 2005 from $248,543,000 at December 31, 2004, reflecting a focus by management to reduce its reliance on higher-cost deposits, as well as the use of deposits by some customers to purchase the Company's common stock in its June 2005 initial public offering. Largely because of that offering, total stockholders' equity increased 76% to $68,984,000 at December 31, 2005, from $39,134,000 as of December 31, 2004.
     Annualized return on average stockholders' equity for the fourth quarter and year ended December 31, 2005, was 3.25% and 5.18%, respectively, versus 8.42% and 9.16%, respectively, for the comparable periods last year. Annualized return on average total assets for the fourth quarter and year ended December 31, 2005, was 0.62% and 0.83%, respectively, compared with 0.99% and 1.04%, respectively, for the same periods in 2004.
     Concluding, Dorminey added, "I'm proud of what we achieved in 2005 and believe our accomplishments will provide a stronger foundation for future growth. Of course, we continue to face many challenges as we move forward, in terms of the competitive environment, interest rate trends, and our ability to manage costs as we enhance our abilities to support ongoing expansion. Nevertheless, our accomplishments in 2005 position us for continued progress, and I am excited about the opportunities that lie ahead for the Company."
     Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a federally chartered savings bank in 2001 and, in 2005, became a Georgia-chartered savings bank. As of December 31, 2005, Heritage Financial Group reported total assets of approximately $364 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.
     Heritage, MHC, a mutual holding company formed in 2002, holds 70% of the shares of Heritage Financial Group. The remaining 30% of the Heritage Financial Group's shares are held by public stockholders following the Company's June initial public offering.
     Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.


                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                        Year Ended
                                                        December 31,
                                                    ------------------
                                                      2005      2004
                                                    --------  --------
Total interest income                              $ 19,243  $ 17,780
Total interest expense                                5,935     4,898
                                                    --------  --------
Net interest income                                  13,308    12,882
Provision for loan losses                             1,014       200
                                                    --------  --------
Net interest income after provision for loan
 losses                                              12,294    12,682
Non-interest income                                   5,335     5,455
Non-interest expense                                 13,584    13,054
                                                    --------  --------
Income before income taxes                            4,045     5,083
Income tax (benefit) expense                          1,095     1,550
                                                    --------  --------
Net income                                         $  2,950  $  3,533
                                                    ========  ========
Basic and diluted earnings per share               $   0.31  $   0.45
                                                    ========  ========
Basic and diluted weighted average shares
 outstanding                                          9,373     7,869
                                                    ========  ========


                                                    Dec. 31,  Dec. 31,
                                                      2005      2004
                                                    --------  --------
Total assets                                       $363,797  $343,468
Cash and cash equivalents                            10,499     6,621
Interest bearing deposits in banks                    1,387       421
Securities available for sale                        64,866    59,288
Loans receivable, net                               250,493   235,277
Total deposits                                      238,640   248,543
Federal Home Loan Bank advances                      50,000    51,000
Stockholders' equity                                 68,984    39,134


Selected Consolidated Financial Ratios and Other Data (unaudited) for the fourth quarter and year ended December 31, 2005 and 2004, may be found at the following link:
http://www.irinfo.com/hbos/HBOS4Q05FS.pdf. Investors should refer to the Company's Form 10-K for the year ended December 31, 2005, for additional information and disclosures; the Form 10-K will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


     CONTACT: Heritage Financial Group, Albany
              T. Heath Fountain, 229-878-3370